THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS CREATED IN FAVOR OF ENRON NORTH AMERICA CORP. BY THIS AGREEMENT ARE SUBORDINATE TO THE LIENS, RIGHTS, AND/OR OTHER OBLIGATIONS IN FAVOR OF CONGRESS (AS SUCH TERM IS DEFINED IN THE CONGRESS INTERCREDITOR AGREEMENT DESCRIBED BELOW) AS PROVIDED IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT BETWEEN ENRON NORTH AMERICA CORP. AND CONGRESS FINANCIAL CORPORATION (CENTRAL) AS THE SAME NOW EXISTS OR MAY HEREAFTER BE AMENDED, SUPPLEMENTED, MODIFIED, RENEWED, RESTATED, OR REPLACED (THE "CONGRESS INTERCREDITOR AGREEMENT").

                              SECURITY AGREEMENT
                                (HUNTCO INC.)


	This Security Agreement dated as of April 6, 2001 ("Agreement"), is made by HUNTCO INC. a Missouri corporation ("Debtor"), in favor of ENRON NORTH AMERICA CORP., a Delaware corporation ("Secured Party").

                                  INTRODUCTION

	Reference is made to (a) the Master Steel Purchase and Sale Agreement dated as of April 6, 2001 (as modified from time to time, the "Master Agreement"), between Huntco Steel, Inc. ("Borrower"), and Secured Party, pursuant to which Borrower will purchase steel from Secured Party and (b) the Loan Agreement dated as of April 6, 2001 (as modified from time to time, the "Loan Agreement"), by and among Borrower, Debtor, Huntco Nevada, Inc., Midwest Products, Inc., HSI Aviation, Inc., and Secured Party, pursuant to which Secured Party has agreed to make a loan to Borrower on the terms contained therein. Pursuant to the Guaranty dated as of even date herewith (as the same may be amended, supplemented, and modified from time to time, the "Guaranty") made by Debtor in favor of Secured Party, Debtor has guaranteed Borrower's obligations under the Transaction Documents, as defined in the Master Agreement, and the Loan Documents, as defined in the Loan Agreement. It is a condition precedent to Secured Party's obligations under the Transaction Documents and the Loan Documents that Debtor execute this Agreement in favor of Secured Party. In consideration of the foregoing, Debtor and Secured Party hereby agree as follows:

Section 1.	Definitions.  Capitalized terms used herein but not otherwise defined herein shall have the meanings specified by the Loan Agreement.
Terms which are defined in neither the Loan Agreement nor this Agreement shall have the meanings specified in the UCC. As used herein, the following terms shall have the following meanings:

"Accounts" means all of Debtor's present and future rights to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

	"Chief Executive Office Location" means the location of the chief executive office of Debtor as specified on Schedule 4.17 of the Loan Agreement.

"Collateral" means, all of Debtor's following:

(a)  	Accounts;

(b)  	Intangible Property;

(c)  	all present and future monies, securities and other
investment property, credit balances, deposits, deposit
accounts and other property of Debtor now or hereafter
held or received by or in transit to Secured Party or its
affiliates or at any other depository or other institution
from or for the account of Debtor whether for safekeeping,
pledge, custody, transmission, collection or otherwise,
and all present and future liens, security interests,
rights, remedies, title and interest in, to and in respect
of Accounts and other Collateral, including (i) rights and
remedies under or relating to guaranties, contracts of
suretyship, letters of credit and credit and other
insurance related to the Collateral, (ii) rights of
stoppage in transit, replevin, repossession, reclamation
and other rights and remedies of an unpaid vendor, lienor
or secured party, (iii) goods described in invoices,
documents, contracts or instruments with respect to, or
otherwise representing or evidencing, Accounts or other
Collateral, including returned, repossessed and reclaimed
goods, and (iv) deposits by and property of account
debtors or other persons securing the obligations of
account debtors;
(d)  	Inventory;
(e)  	Equipment;
(f) 	Records; and
(g) 	Proceeds.

	"Collateral Locations" means all of the locations designated as Collateral Locations for Debtor on Schedule 4.17 of the Loan Agreement, together with any other future locations permitted pursuant to Section 5.18 of the Loan Agreement.

	"Contracts" means all of Debtor's present and future contracts and agreements, as the same may be amended, restated, or otherwise modified from time to time.

	"Contract Rights" means all of Debtor's present and future rights under the Contracts, including all rights to payments and the rights to make consents, elections, and other determinations which would affect such rights, to arbitrate or otherwise enforce such rights, and to waive, amend supplement, and otherwise modify the terms of such rights, and all rights under any collateral, insurance, indemnity, warranty, guaranty, or other security and support related to the foregoing.

	"Equipment" means all of Debtor's present and future owned or leased equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

	"Intangible Property" means all of Debtor's present and future Contract Rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, warehouse receipts and other documents, instruments, investment property, letters of credit, bankers' acceptances and guaranties;

	"Inventory" means all of Debtor's present and future now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

	"Proceeds" means all of Debtor's present and future products and proceeds of the Collateral, in any form, including insurance proceeds and any claims against third parties for the loss or damage to or destruction of any or all of the Collateral or the foregoing described Proceeds.

	"Receivables" means all of Debtor's present and future Accounts, documents, instruments, and chattel paper, including accounts from governmental agencies, rights to payment under Contracts, rights to payment under leases, tax refunds, and any other rights to the payment of money.

	"Records" means all of Debtor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Debtor with respect to the foregoing maintained with or by any other person).

	"Secured Obligations" means (a) all amounts now or hereafter owed by Debtor to Secured Party under the Guaranty and the other Transaction Documents and Loan Documents, (b) the performance of all covenants, agreements, and other obligations of Debtor under the Transaction Documents and Loan Documents, (c) all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by Borrower to Secured Party under the Master Agreement, the Loan Agreement, and the other Transaction Documents and Loan Documents, and (d) any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the agreements creating the foregoing obligations or any increases, extensions, renewals, replacements, and rearrangements of the foregoing obligations.

	"UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Texas, as amended from time to time, and any successor statute.


Section 2.	Grant of Security Interest.

	2.1	Grant of Security Interest.  Debtor hereby grants to Secured
Party a security interest in all of Debtor's right, title, and interest in and to the Collateral to secure the payment and performance of the Secured Obligations, and, to the extent that the Collateral is not subject to the UCC, Debtor collaterally assigns all of Debtor's right, title, and interest in and to such Collateral to Secured Party to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant law.

	2.2	Debtor Remains Liable.  Anything herein to the contrary
notwithstanding: (a) Debtor shall remain liable under each Contract and under any contract or agreement included in the Collateral to the extent set forth therein, to perform Debtor's obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by Secured Party of any rights hereunder shall not release Debtor from any obligations under any Contract or under any contract or agreement included in the Collateral; and (c) Secured Party shall not have any obligation under any Contract or under any contract or agreement included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform or fulfill any of the obligations of Debtor thereunder (unless expressly assumed in writing), including any obligation to make any inquiry as to the nature or sufficiency of any payment Debtor may be entitled to receive thereunder, to present or file any claim, or to take any action to collect or enforce any claim for payment thereunder.

Section 3.	General Provisions.  Debtor represents and warrants to and
agrees with Secured Party as follows:

	3.1	Ownership.  Debtor has good and indefeasible title to the assets which comprise the Collateral free from any liens, security interests, assignments, adverse claims, restrictions, or other encumbrances whatsoever except as permitted by the Loan Agreement. No effective recorded interest, financing statement, or similar recording or filing covering any part of the Collateral of Debtor is on file in any recording office, except as permitted under the Transaction Documents and the Loan Documents. Debtor shall not, without the prior written consent of Secured Party, grant any lien, security interest, assignment, restriction, claim, or other encumbrance on or against the Collateral, or lease, sell, or otherwise transfer any of Debtor's rights in the Collateral except as permitted under the Transaction Documents and the Loan Documents; provided, however, Debtor may sell Inventory in the ordinary course of business.

	3.2	Perfection.

		(a)	As of the date of this Agreement, the true and correct
name of Debtor as listed on Debtor's certificate of incorporation is the name specified for Debtor on the signature pages of this Agreement. Debtor has had no prior names and has not used and does not use any trade names.
As of the date of this Agreement, Debtor's State of incorporation is Missouri. As of the date of this Agreement, Debtor's chief executive office is located at the Chief Executive Office Location of Debtor. Without advance written notice to Secured Party and reasonable opportunity for Secured Party to take action to protect Secured Party's interests hereunder, Debtor shall not change its name, its State of incorporation, or the location of its chief executive office.

		(b)	The tangible Collateral of Debtor is located only at the
Collateral Locations of Debtor or other Permitted Collateral Locations (hereafter defined) unless being used outside of the Collateral Locations for Debtor in the ordinary course of business, and Debtor shall not move the tangible Collateral of Debtor outside of the Collateral Locations for Debtor or other Permitted Collateral Locations unless being used outside of the Collateral Locations for Debtor in the ordinary course of business, but in no event shall any material portion of the tangible Collateral of Debtor be kept outside of the Collateral Locations for Debtor or other Permitted Collateral Locations for more than four consecutive months. An aggregate amount of tangible Collateral with a value in excess of $100,000 shall be deemed to be a material portion of the tangible Collateral. For purposes of this paragraph "Permitted Collateral Locations" shall mean locations that Debtor would be permitted to have collateral at under Section 9.2 of the Loan and Security Agreement dated April 15, 1999, among Congress Financial Corporations (Central), Huntco Steel, Inc., Midwest Products, Inc., Huntco
Inc., Huntco Nevada, Inc., and HSI Aviation, Inc., provided Debtor complies with all covenants and obligations set forth in such Section as though
Secured Party were the Lender under such Loan and Security Agreement.

		(c)	The filed financing statements in favor of Secured Party
filed in the applicable jurisdictions against the name of Debtor are the only filings or recordings necessary to perfect the security interests purported to be granted hereunder on the Collateral (other than Collateral that consists of titled property, and Collateral for which security interests can only be perfected by possession), and no other filing, recording, authorization, authentication, consent, or other action is necessary to allow Debtor to perform Debtor's obligations or to permit
Secured Party to exercise Secured Party's rights and remedies hereunder, except for rights in contracts now existing or that in the future may be entered into that are either (i) one of the non-assignable material contracts listed on Schedule 3.2(c) attached hereto or (ii) a contract that by its terms is non-assignable so long as such contract collectively with all other non-assignable contracts (other than those listed on Schedule
3.2(c)) are with respect to an aggregate amount of payments that is not greater than $100,000.

		(d)	A carbon, photographic, or other reproduction of this
Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

		(e) 	Debtor shall obtain a notification and acknowledgement of
Secured Party's security interest in form and substance satisfactory to Secured Party from each third party that will hold more than $100,000 of Inventory for processing, tolling, warehousing, or on consignment. Debtor does not have and shall not obtain any rights or interest in the Enron
Inventory Collateral or any documents of title relating thereto, however, if Debtor ever receives any such rights or interest Debtor shall immediately assign same to Secured Party. If disposition of any of the Inventory of Debtor gives rise to any documents (other than dispositions in the ordinary course of business), Debtor will promptly inform Secured Party thereof, and upon request of Secured Party, deliver the documents to Secured Party with all necessary endorsements and assignment agreements requested by Secured
Party, or at the request of Secured Party negotiate the same to Secured
Party.

		(f)	With respect to Receivables, Debtor shall provide Secured
Party with advance written notice of any material increase in the amount of Receivables from governmental agencies that require consents or other actions to assign, perfect, or realize upon (including Receivables from the federal government that are subject to the Federal Assignment of Claims
Act), and the opportunity to perfect the security interests of Secured Party in any such Receivables of Debtor. Upon written request of Secured Party, Debtor shall take such actions as Secured Party may reasonably request to permit Secured Party to perfect its security interests in any such Receivables of Debtor, including using best efforts to obtain necessary consents from governmental agencies, delivery of instruments to Secured
Party with all necessary endorsements, and delivery of assignment agreements requested by Secured Party. Debtor shall, during the existence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement) and upon request by Secured Party, promptly deliver to Secured Party possession of such Receivables.

	3.3	Priority.

		(a)	The security interests created by this Agreement are
valid, binding, and first priority, subject only to the prior liens permitted by the other Transaction Documents and Loan Documents, and Debtor shall preserve and maintain the status of such security interests to the end that such security interests remain valid, binding, and first priority security interests in the Collateral subject only to the prior liens permitted by the other Transaction Documents and Loan Documents.

	3.4	Value.

		(a)	With respect to the Equipment, the Equipment of Debtor is
in good working order and Debtor shall maintain and preserve the Equipment in good working order and shall make all repairs, replacements, and restorations that are necessary or desirable to that end.

		(b)	With respect to the Receivables, to the best of Debtor's
knowledge each of the Receivables constitutes a legal, valid, and binding obligation. The amount represented by Debtor to Secured Party as owing under each Receivable is the correct amount actually owing. To the best of Debtor's knowledge no significant portion of the Receivables is subject to any defense, set-off, or counterclaim against it or that can be asserted against Debtor, except as reported to Secured Party pursuant to the Loan Agreement. Debtor shall use commercially reasonable efforts to collect payments on the Receivables of Debtor when due. Unless otherwise specified herein, Debtor shall use commercially reasonable efforts to perform Debtor's obligations under each Contract giving rise to any Receivables of Debtor.

	3.5	Further Assurances.

		(a)	Except as listed on Schedule 4.9 of the Loan Agreement,
there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Debtor, threatened against or affecting any material portion of the Collateral, or involving the validity or enforceability of this Agreement or any material Contract or the priority of the liens, security interests, or assignments created hereunder with respect to any material portion of the Collateral. If the validity or priority of this Agreement or of any liens, security interests, or assignments created or purported to be created hereunder or the title of Debtor to any Collateral of Debtor shall be endangered, questioned, or attacked in any material respect or if any legal proceedings are instituted against Debtor with respect thereto, Debtor shall give prompt written notice thereof to Secured Party, and the action proposed to be taken by Debtor in connection therewith. During the existence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement), Debtor shall not initiate any action with respect to such matters without granting Secured
Party advance written notice of Debtor's intent to initiate such actions and the opportunity to consult with Debtor regarding Debtor's proposed actions (unless immediate action is necessary to prevent loss to Debtor). At
Secured Party's request, during the existence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement), Debtor shall take any actions reasonably requested by Secured Party with respect to such matters, including diligently endeavoring to cure any material defect existing or claimed, and taking all reasonably necessary and desirable steps for the defense of any legal proceedings, including the employment of counsel, the prosecution or defense of litigation, and the release or discharge of all adverse claims. During the existence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement), Secured Party, whether or not named as a party to any legal proceedings, is authorized to take any additional steps as Secured Party deems necessary or desirable for the defense of any such legal proceedings or the protection of the validity or priority of this Agreement and the liens, security interests, and assignments created hereunder, including the employment of independent counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to any Collateral of Debtor and the payment or removal of prior liens or security interests, and the reasonable expenses of Secured Party in taking such action shall be paid by Debtor.

		(b)	Debtor agrees that at any time Debtor shall promptly
execute and deliver all further agreements, and take all further action, that may be reasonably necessary or that Secured Party may reasonably request, in order to further evidence the liens, security interests, and assignments granted or purported to be granted hereunder and perfect and protect the same or to enable Secured Party to exercise and enforce Secured Party's rights and remedies hereunder. Without limiting the foregoing, Debtor shall at Secured Party's reasonable request execute financing statements, assignments, notices, certificates of title and applications therefor, and such other documents and agreements as Secured Party may reasonably request in order to perfect and preserve the security interests granted or purported to be granted hereunder. Debtor shall furnish to Secured Party from time to time any statements and schedules further identifying and describing any Collateral of Debtor and such other reports in connection with the Collateral of Debtor as Secured Party may reasonably request.

		(c)	During the existence of an Event of Default (as defined by
either the Master Agreement or the Loan Agreement), Debtor agrees that, if Debtor fails to perform under this Agreement, Secured Party may, but shall not be obligated to, perform Debtor's obligations under this Agreement and any reasonable expenses incurred by Secured Party in performing Debtor's obligations shall be paid by Debtor. Any such performance by Secured Party may be made by Secured Party in reasonable reliance on any statement, invoice, or claim, without inquiry into the validity or accuracy thereof.
The amount and nature of any expense of Secured Party hereunder shall be conclusively established by a certificate of any officer of Secured Party absent manifest error.

		(d)	Debtor irrevocably appoints Secured Party as Debtor's
attorney in fact, with full authority to act during the existence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement) for Debtor and in the name of Debtor, to take any action and execute any agreement which Secured Party deems necessary or advisable to accomplish the purposes of this Agreement, including the matters that Secured Party is expressly authorized to take pursuant to this Agreement (including the matters described in paragraph (c) above), and instituting proceedings Secured Party deems necessary or desirable to enforce the rights of Secured Party with respect to this Agreement.

		(e)	The powers conferred on Secured Party under this Agreement
are solely to protect Secured Party's rights under this Agreement and shall not impose any duty upon it to exercise any such powers. Except as elsewhere provided hereunder, Secured Party shall have no duty as to any of the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.

	3.6	Insurance.  With respect to any casualty or condemnation to the
Collateral, all proceeds of such casualty or condemnation which are due to Debtor, including any property insurance proceeds, condemnation awards, proceeds from actions, and any other proceeds, are assigned to Secured Party and shall be paid directly to Secured Party or as otherwise permitted by the Loan Agreement.

Section 4.	General Remedies.  During the existence of an Event of Default
(as defined by either the Master Agreement or the Loan Agreement), in addition to other remedies set forth in the Transaction Documents and the Loan Documents, Secured Party may, at its option, exercise one or more of the following remedies:

	4.1	Interim Remedies.

		(a)	To the extent permitted by law, Secured Party may exercise
all the rights and remedies of a secured party under the UCC.

		(b)	Secured Party may prosecute actions in equity or at law
for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy.

		(c)	Secured Party may require Debtor to, at Debtor's expense,
promptly assemble all or part of the Collateral of Debtor and make it available to Secured Party at a place to be designated by Secured Party.
Secured Party may occupy any premises owned or leased by Debtor where any Collateral is assembled for a reasonable period in order to effectuate
Secured Party's rights and remedies hereunder or under law, without obligation to Debtor with respect to such occupation.

	4.2	Foreclosure.

		(a)	Secured Party may foreclose on any Collateral in any
manner permitted by the courts of or in the State of Texas or the State in which any Collateral is located. If Secured Party should institute a suit for the collection of the Secured Obligations and for foreclosure under this Agreement, Secured Party may at any time before the entry of a final judgment dismiss the same, and take any other action permitted by this Agreement.

		(b)	To the extent permitted by law, Secured Party may exercise
all the foreclosure rights and remedies of a secured party under the UCC.
In connection therewith, Secured Party may sell any Collateral at public or private sale, at the office of Secured Party or elsewhere, for cash or credit and upon such other terms as Secured Party deems commercially reasonable. Secured Party may sell any Collateral at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Collateral. Debtor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, Debtor hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured
Party may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of Secured Party, Secured Party shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default (as defined by either the Master Agreement or the Loan Agreement), acceleration of the Secured
Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by Secured Party in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. Secured
Party may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

		(c)	Secured Party may, with respect to each Contract, exercise
the Contract Rights under such Contract and may instruct Debtor to take or not take action under such Contract with respect to such Contract Rights.
Without limiting the foregoing, Secured Party may make consents, elections, and other determinations under such Contract, waive, amend, supplement, or otherwise modify such Contract, and enforce such Contract, in each case in the same manner and to the same extent as Debtor could with respect to the Contract Rights. Debtor authorizes all parties to such Contract to follow the instructions of Secured Party and ignore the instructions of Debtor with respect to Debtor's rights under such Contract with respect to the Contract Rights. In addition, Secured Party may terminate Debtor's right to collect amounts due under the Contract Rights and direct the obligors under such Contract to make payment of all amounts due to Debtor thereunder directly to Secured Party but only to the extent of the Secured Obligations then due and payable, or Secured Party may stop payments under any Contract and may collect such payments hereunder. It is understood that by taking such actions Secured Party is not assuming the obligations of Debtor (except to the extent expressly assumed in writing) and Debtor remains liable for performance under such Contract. Secured Party shall have no duty or obligation to cure any default or condition.

		(d)	If Secured Party or any successor or assign of Debtor in
connection with this Agreement has succeeded to the interests of Debtor
(whether through foreclosure, assignment in lieu of foreclosure, or otherwise) in any Contract with respect to the Contract Rights, Debtor shall accept the same for all purposes and Secured Party or successor shall succeed to the rights of Debtor under such Contract with respect to the Contract Rights and Debtor agrees that it shall have no rights whatsoever with respect to the Contract Rights following such assumption.

	4.3	Application of Proceeds.  Unless otherwise specified herein, any cash proceeds received by Secured Party from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by Secured Party hereunder may be, at the discretion of Secured
Party applied to the Secured Obligations. Amounts applied to the Secured Obligations shall be applied in the following order:

		First, to the payment of the costs and expenses of exercising Secured Party's rights hereunder, whether expressly provided for herein or otherwise; and

		Second, to the payment of the Secured Obligations in the order set forth in the Master Agreement and Loan Agreement, and, if no order of application is so provided for, then in the order determined by Secured
Party.

Any surplus cash collateral or cash proceeds held by Secured Party after payment in full of the Secured Obligations and the termination of all commitments of Secured Party to Debtor shall be paid over by Secured Party to Debtor or to any other Persons that may be lawfully entitled to receive such surplus.

	4.4	Obtain Control of the Collateral.  During the existence of an
Event of Default (as defined by either the Master Agreement or the Loan Agreement), Secured Party may take control of the Collateral of Debtor (regardless of whether such Collateral is held by Debtor or by bailees, warehousemen, or similar parties), and Debtor shall transfer to Secured
Party or execute any documents necessary to give control of such Collateral to Secured Party. If Debtor fails to do so, Secured Party may execute any documents reasonably necessary to take such control of such Collateral. Secured Party shall have no obligation to take any action to assemble or otherwise take control of the Collateral, whether for the purposes of sale or otherwise.

	4.5	Waiver of Certain Rights.  To the full extent Debtor may do so,
Debtor shall not insist upon, plead, claim, or take advantage of any law providing for any appraisement, valuation, stay, extension, or redemption, and Debtor hereby waives and releases the same, and all rights to a marshaling of the assets of Debtor, including the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the liens and security interests hereby created. Debtor shall not assert any right under any law pertaining to the marshaling of assets, sale in inverse order of alienation, the administration of estates of decedents or other matters whatever to defeat, reduce, or affect the right of Secured Party under the terms of this Agreement.

Section 5.	Miscellaneous.

	5.1	Expenses.  Debtor shall upon demand pay to Secured Party the amount of any expenses, including the fees and disbursements of its counsel and of any experts and agents, which Secured Party and the other Banks may incur in connection with (a) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Collateral,
(b) the exercise or enforcement of any of the rights of Secured Party hereunder, and (c) the failure by Debtor to perform or observe any of the provisions hereof.

	5.2	Notice. All notices and other communications under this
Agreement shall be in writing and mailed, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in the Loan Agreement or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied notices shall be effective when transmission is completed. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to Secured Party under the Note shall not be effective until received by Secured Party.

	5.3	Choice of Law.  Except to the extent that the validity,
perfection, or effect of perfection or nonperfection of the security interests created hereunder, or the remedies hereunder, in respect of any particular Collateral are required to be governed by the laws of a jurisdiction other than the State of Texas, this Agreement shall be subject to and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to principles of conflicts of laws that would select another law.

	5.4	General.  If any provision in this Agreement is held to be
unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of Debtor in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which Secured Party demands payment therefor. Secured Party's remedies under the Transaction Documents and the Loan Documents shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of Secured Party's rights thereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind and inure to the benefit of Debtor and Secured Party and their respective successors and assigns. Debtor may not assign its rights or delegate its duties under this Agreement. Secured Party may assign its rights and delegate its duties under this Agreement in accordance with the terms of the Loan Agreement. This Agreement may be executed in multiple counterparts.


THIS WRITTEN AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed as of the date first above written.

DEBTOR:

HUNTCO INC.

By:_________________________
      Robert J. Marischen
	President & CEO



SECURED PARTY:

ENRON NORTH AMERICA CORP.

By: ________________________
Name:
Title:


-----------------------------------------------------------------------------

SCHEDULE 3.2(c) - Non-Assignable Material Contracts

-----------------------------------------------------------------------------

Similar Security Agreements were executed between Enron North America Corp., as Secured Party, and the following entities: Huntco Nevada, Inc., Huntco Steel, Inc., and Midwest Products, Inc.